                                   EXHIBIT A



FOR IMMEDIATE RELEASE

January 15, 2001



Thomas Group Announces Management Change

John R. Hamann Elected New Chief Executive Officer

Dallas, Texas, January 15, 2001 - Thomas Group, Inc. (NASDAQ:TGIS) today announced that its board of directors has elected John R. Hamann as the new President and Chief Executive Officer, and as a director, effective today.

General Jack Chain, Chairman of the Board of Directors, commented, "John Hamann brings to Thomas Group a proven track record of performance in a variety of settings, having worked for large companies such as General Electric and Sunbeam, as well as high-tech startups. John also brings a wealth of solid experience as a manager, with a good combination of operations, marketing, and general management experience. I have every confidence that John's range of skills will prove to be instrumental in guiding Thomas Group's professionals through the company's next growth phase."

General Chain continued, "Tom Williams, our departing CEO, managed the company through a difficult era of transition for the company, and we commend his efforts. Tom had a long career with the company, having served as Vice President and European Business Unit President prior to his tenure as CEO. Tom has also been a valued member of our Board of Directors."

On another matter, the conference call to discuss the company's outlook for the year 2001, which had been scheduled for January 18, will be postponed for approximately one month. The company will make an announcement of the rescheduled time for its conference call.

***

Thomas Group, Inc. is an international, publicly traded professional services firm. Thomas Group focuses on improving operations, competitiveness, and financial performance of major corporate clients through process improvement, and by strategically aligning operations with technology. Recognized as a leading specialist in operations consulting, Thomas Group creates and implements customized improvement strategies for sustained performance improvement. Thomas Group, known as The Results Company (SM), has offices in Dallas, Detroit, Washington, D.C., Frankfurt, Singapore and Hong Kong. For additional information on Thomas Group, Inc., please visit the Company on the World Wide Web at www.thomasgroup.com.